EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact: ICR Kathleen Heaney (646) 277-1218 ir@cariboucoffee.com

CARIBOU COFFEE ANNOUNCES MANAGEMENT CHANGES
• Chief Financial Officer Resigns
• Kaye R. O’Leary Named acting CFO
MINNEAPOLIS, MINNESOTA, JANUARY 11, 2008. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today announced that George Mileusnic, the Chief Financial Officer, has resigned to pursue other interests.
Caribou Coffee is pleased to announce that Kaye R. O’Leary has been named the acting Chief Financial Officer effective immediately. Ms. O’Leary is a seasoned financial professional who before joining Caribou Coffee was the Chief Financial Officer of Buca, Inc. Ms. O’Leary while at Buca, Inc. was instrumental in leading a complete restructuring of the financial systems and processes for the company. Prior to joining Buca, Inc., she was the Vice President of Finance for Navitaire, Inc., a wholly owned subsidiary of Accenture (NYSE:ACN).
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of December 30, 2007, Caribou Coffee had 484 coffeehouses, including 52 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to clubstores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. Caribou Coffee also licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.